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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                     FORM 4/A
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940
|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Darden, Glenn
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

777 West Rosedale Street, Suite 300
--------------------------------------------------------------------------------
                                    (Street)
Fort Worth, Texas 76104
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Quicksilver Resources Inc. (KWK)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)
________________________________________________________________________________
4.   Statement for Month/Day/Year
February 19, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)
February 11, 2003
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)
     |x|  Director                             |_|  10% Owner
     |x|  Officer (give title below)           |_|  Other (specify below)

     President and Chief Executive Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)
     |x|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01                                                                               375,300        D         N/A
par value


Common Stock, $.01                                                                               126,230        I         By The
par value                                                                                                                 Discovery
                                                                                                                          Fund

Common Stock, $.01                                                                               5,127,517      I         By Mercury
par value                                                                                                                 Explora-
                                                                                                                          tion
                                                                                                                          Company

Common Stock, $.01                                                                               113,350        I         As co-
par value                                                                                                                 trustee
                                                                                                                          for the
                                                                                                                          Darden
                                                                                                                          Family
                                                                                                                          Trusts

Common Stock, $.01                                                                               3,030,861      I         By Quick-
par value                                                                                                                 silver
                                                                                                                          Energy
                                                                                                                          L.C.
====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
*Stock       $22.08  2/11/03  N/A      A         5,508        2/11/04  2/11/08  Common    5,508   N/A     5,508     D        N/A
Option                                                         (1/3)            Stock,
                                                              2/11/05           $.01 par
                                                               (1/3)            value
                                                              2/11/06
                                                               (1/3)
------------------------------------------------------------------------------------------------------------------------------------
*Stock       $3.6875                                          2/10/01  2/10/05  Common    81,356  N/A     81,356    D        N/A
Option                                                         (1/3)            Stock,
                                                              2/10/02           $.01 par
                                                               (1/3)            value
                                                              2/10/03
                                                               (1/3)
------------------------------------------------------------------------------------------------------------------------------------
*Stock       $16.04                                           12/4/02  12/4/06  Common    8,333   N/A     8,333     D        N/A
Option                                                         (1/3)            Stock,
                                                              12/4/03           $.01 par
                                                               (1/3)            value
                                                              12/4/04

====================================================================================================================================

Explanation of Responses:

*  Represents a right to buy.


/s/ Glenn Darden                                             2/20/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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